EX-28.h.22

AMENDED AND RESTATED FEE WAIVER AGREEMENT

THIS AMENDED AND RESTATED FEE WAIVER AGREEMENT (the “Agreement”), effective as of January 1, 2024, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the following series (each, a “Fund,” and collectively, the “Funds”):

NVIT Allspring Discovery Fund

NVIT BNY Mellon Core Plus Bond Fund

NVIT BNY Mellon Dynamic U.S. Core Fund

NVIT Calvert Equity Fund (formerly, NVIT BNY Mellon Sustainable U.S. Equity Fund)

NVIT Emerging Markets Fund

NVIT Government Bond Fund

NVIT Invesco Small Cap Growth Fund (formerly, NVIT Multi-Manager Small Cap Growth Fund)

NVIT Jacobs Levy Large Cap Core Fund (formerly, NVIT Neuberger Berman Multi Cap Opportunities Fund)

NVIT Loomis Short Term Bond Fund (formerly, NVIT Short Term Bond Fund)

NVIT Victory Mid Cap Value Fund (formerly, NVIT Multi-Manager Mid Cap Value Fund)

NVIT Multi-Manager Small Company Fund

NVIT NS Partners International Focused Growth Fund (formerly, NVIT AllianzGI International Growth Fund)

NVIT Real Estate Fund

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust;

WHEREAS, NFA serves as investment adviser to the Trust, including the Funds, pursuant to an investment advisory agreement, dated May 1, 2007, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”); and

WHEREAS, in order to share with the Funds certain financial savings to NFA resulting from reductions in rates that NFA must pay to subadvisers with respect to the Funds, NFA previously has agreed to waive Advisory Fees equal to the amounts shown as “Savings Waivers” in Section 1.1 below, and desires to continue to waive the amounts equal to the Savings Waivers until such time as the Trust and NFA may agree.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver Amount:

1.1 Until such time as this Agreement is terminated in accordance with Section 2.1 below, NFA agrees to waive Advisory Fees in respect of the following Funds, equal to the amounts shown as Savings Waivers in the table below, calculated monthly based on each Fund’s average daily net assets.

Name of Fund	Savings Waivers
NVIT Allspring Discovery Fund	0.029%
NVIT BNY Mellon Core Plus Bond Fund	0.0111%
NVIT BNY Mellon Dynamic U.S. Core Fund	0.038%
NVIT Calvert Equity Fund	0.05%
NVIT Emerging Markets Fund	0.0873%
NVIT Government Bond Fund	0.015%
NVIT Invesco Small Cap Growth Fund (effective March 11, 2024)	0.009%
NVIT Jacobs Levy Large Cap Core Fund	0.055%
NVIT Loomis Short Term Bond Fund	0.00837%
NVIT Victory Mid Cap Value Fund (through February 23, 2024)	0.0303%
NVIT Victory Mid Cap Value Fund (effective February 26, 2024)	0.03605%
NVIT Multi-Manager Small Company Fund (through March 8, 2024)	0.023%
NVIT Multi-Manager Small Company Fund (effective March 11, 2024)	0.027%
NVIT NS Partners International Focused Growth Fund	0.058%
NVIT Real Estate Fund	0.013%

1.2 NFA shall waive all Savings Waivers after first giving effect to any expense limitations that may apply.

1.3 NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2.	Term and Termination of Agreement:

2.1 This Agreement supersedes and replaces a previous Amended and Restated Fee Waiver Agreement among the parties hereto, dated January 1, 2023. This Agreement shall continue in effect until April 30, 2025, and shall renew automatically for successive one-year terms unless otherwise terminated by agreement of the Trust.

3.	Miscellaneous:

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or a Fund is subject or by which the Trust or a Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Funds.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Kevin T. Jestice
Name: Kevin T. Jestice
Title: President

NATIONWIDE FUND ADVISORS

By:	/s/ Kevin T. Jestice
Name: Kevin T. Jestice
Title: Senior Vice President

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